Exhibit 99.1

Investor Contact:	Media Contact:
Perot Systems Corporation	Perot Systems Corporation
John Lyon	Joe McNamara
phone: (972) 577-6132	phone: (972) 577-6165
fax: (972) 577-6790	fax: (972) 577-4484
John.Lyon@ps.net	Joe.McNamara@ps.net

Perot Systems Relationship with Harvard Pilgrim Health care to Change

Perot Systems Corporation
2300 West Plano Parkway
Plano, TX 75075
972.577.0000
www.perotsystems.com

Plano, TX – February 19, 2005 — Perot Systems Corporation’s (NYSE: PER) client Harvard Pilgrim Health Care today announced that it has selected the United technology platform as its future transaction processing platform. The new system, which is expected to be phased in over the next three years, will replace Harvard Pilgrim’s core administrative system currently run as part of the Perot Systems and Harvard Pilgrim outsourcing relationship.

Perot Systems’ understanding is that this transition will give Harvard Pilgrim’s customers access to more diversified products and offerings and will facilitate other joint business initiatives with Harvard Pilgrim’s new partner. Last summer, Harvard Pilgrim formed a strategic marketing alliance with UnitedHealth Group to offer benefit plans to national, self-insured employers that have a substantial number of employees in Harvard Pilgrim’s service area. This change is not expected to have a material impact on Perot Systems’ financial results during the next 15 months, but Perot Systems expects that its outsourcing work with Harvard Pilgrim will conclude within the 12 months thereafter.

“This type of event is a normal occurrence in our industry, but we never look forward to the end of a client relationship, especially one that has been so successful. However, Perot Systems stands ready to help Harvard Pilgrim transition to a new way of conducting business,” said Peter Altabef, President and CEO of Perot Systems. “As we enter 2005, we are in a stronger position to manage through this challenge because our signings in 2004 and existing client growth exceeded our previous expectations and we have planned for contingencies.”

Perot Systems’ contract with Harvard Pilgrim currently represents approximately 5.5% of Perot Systems’ revenue and gross profit. Perot Systems is contractually entitled to a fee associated with the conclusion of its services.

The amount of this fee, which is expected to be finalized during the next several months and realized during 2006, is expected to be material.

Perot Systems will continue to evaluate and revise its action plans in response to factors that affect its business, both favorable and unfavorable.

“Perot Systems helped us to architect our strategic turnaround plan in 1999 and 2000 and has provided innovative, outstanding and dedicated service to our company for many years,” said Charles D. Baker, President and CEO of Harvard Pilgrim Health Care. “We are very grateful for the transformation Perot Systems helped to facilitate and believe they are a true leader in the healthcare services industry. I highly recommend their services to any healthcare company considering a partnership with an IT services company.”

About Perot Systems

Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2004 revenue of $1.8 billion. The company has more than 15,000 associates located in North America, Europe and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com.

This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Among many factors that could affect our business and cause actual results to differ materially are the following:

•	Our outsourcing agreement with UBS, the largest of our UBS agreements, ends in January 2007, which we expect to result in the loss of a substantial majority of revenue and profit from our UBS relationship.

•	We may bear the risk of cost overruns under custom software development contracts, and, as a result, cost overruns could adversely affect our profitability.

•	Our financial results are materially affected by a number of factors, including broad economic conditions, the amount and type of technology spending that our customers undertake, and the business strategies and financial condition of our customers and the industries we serve, which could result in increases or decreases in the amount of services that we provide to our customers and the pricing of such services.

•	The success of the implementation of planned operating efficiencies and cost cutting initiatives, and the timing and amount of any resulting benefits.

•	Our five largest customers account for a substantial portion of our revenue and profits and loss of any of these customers could result in decreased revenues and profits.

•	If entities we acquire fail to perform in accordance with our expectations or if their liabilities exceed our expectations, our profits per share could be diminished and our financial results could be adversely affected.

•	Our software development products may cost more than we initially project, encounter delays, or fail to perform well in the market, which could decrease our profits.

•	If we are unable to successfully integrate acquired entities, our profits may be less and our operations more costly or less efficient.

•	Our contracts generally contain provisions that could allow customers to terminate the contracts, decreasing our revenue and profits and potentially damaging our business reputation.

•	Some contracts contain fixed-price provisions or penalties that could result in decreased profits.

•	Fluctuations in currency exchange rates may adversely affect the profitability of our foreign operations.

•	Our international operations expose our assets to increased risks and could result in business loss or in more expensive or less efficient operations.

•	We have a significant business presence in India, and risks associated with doing business there could decrease our revenue and profits.

•	Governments could enact legislation that restricts the provision of services from offshore locations.

•	Our government contracts contain early termination and reimbursement provisions that may adversely affect our revenue and profits.

•	If customers reduce spending that is currently above contractual minimums, our revenues and profits could diminish.

Please refer to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, as filed with the U.S. Securities and Exchange Commission and available at www.sec.gov, for additional information regarding risk factors. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.

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